Exhibit 10.8

Addendum to Employment Agreement

This Addendum modifies that certain Employment Agreement by and between Safe Auto Insurance Company (the "Company") and Ronald H. Davies (the "Executive") executed and effective as August 13, 2012 (the "Agreement"). This Addendum follows further negotiation between the Company and Executive and memorializes the mutually agreed upon revised terms. This Addendum is fully incorporated into the Agreement as if it were stated therein. It is therefore agreed that:

1.	Section 6 of the Agreement is hereby removed in its entirety and replaced by the following:

"6. Annual Incentive Bonus. For each fiscal year of the Company during the Employment Term, Executive will be entitled to participate in the Company's annual profit sharing plan as adopted and administered by the Board for such year (the "Incentive Bonus"). The terms and conditions for any such Incentive Bonus (including, without limitation, the performance measures or criteria, the performance levels, the amount of payment (if any) and the timing of payment) will be as set forth in the applicable annual profit sharing plan; provided, however, that notwithstanding anything to the contrary in any such annual profit sharing plan, Executive's target Incentive Bonus will be at least 100% of his then current Base Salary (with the actual payout (if any) to Executive to be determined by the actual results and methodology set forth in the applicable profit sharing plan). Except as otherwise set forth in Section 10 hereof, in order to earn an Incentive Bonus for any given fiscal year of the Company, Executive must be employed by the Company on the last day of such fiscal year. The Company will pay the Incentive Bonus (if any) payable to Executive under this Section 6 for a given fiscal year no later than the 15th day of the third month after the last day of such fiscal year.

2.	Sections 10.a.i.(3), 10a.ii.(3) and 10.a.iv.(4) of the Agreement are hereby removed in their entirety and replaced in each case by the following:

"a pro-rated amount of the Incentive Bonus (if any) which the Executive would have been entitled to receive pursuant to Section 6 hereof with respect to the fiscal year in which the termination occurs (assuming that Executive remained employed on the last day of such fiscal year) calculated based on (A) the Company's performance for such fiscal year (as set forth in the annual profit sharing plan for such fiscal year) and (B) the number of full calendar months that have elapsed in the fiscal year in which the termination occurs;"

Except as set forth in this Addendum to Employment Agreement, the terms and provisions of the Employment Agreement shall remain in full force and effect.
SAFE AUTO INSURANCE COMPANY	RONALD H. DAVIES

By:

Its:	Date:

Date: